EXHIBIT 99.1

TOMI ENVIRONMENTAL SOLUTIONS, INC. REPORTS FOURTH QUARTER AND YEAR END 2023 FINANCIAL RESULTS

FREDERICK, MD, April 1, 2024 — TOMI Environmental Solutions, Inc.® (“TOMI”) (NASDAQ: TOMZ), a global company specializing in disinfection and decontamination utilizing its premier Binary Ionization Technology (BIT) platform through its SteraMist brand of products, today announced its fourth quarter and year end 2023 results.

TOMI Chief Executive Officer, Dr. Halden Shane, stated, “During 2023 we continued to expand our sales infrastructure through the broadening of our distribution network, diversify our product line to support our growing customer base and the related utilization of our SteraMist technology and deliver multiple custom engineered systems to key customers.

“We remain focused on expanding our internal and external sales infrastructure and business development initiatives.  Last year we onboarded 9 distributors and 11 sales representatives, which expanded our presence both domestically and internationally.  We anticipate the increased bandwidth of our internal and external sales channels will have a positive impact on our revenue in 2024 and beyond.

“In 2023 we made significant progress developing, manufacturing and validating new products for our elite customers. These new products will be the primary driver of growth in the years to come. We are reciving multiple orders from the Pharmaceutical, Vivarium, Food Industry and United States Homeland Security sectors. While our list of premium clients continued to expand, we diversified our product mix with the SteraMist Hybrid, Transport and Select Plus units, positioning us to achieve improved financial results moving forward.   Our products and related customer projects have long sale cycles, but as the number of engagements is growing, we expect to drive revenue growth over the next 18 months.

“We are off to a good start in 2024 as we landed a new SteraMist iHP Custom Engineered System (CES) installation with a California-based life sciences company and have seen further growth in our iHP service revenue. We will continue to focus on executing our strategies to grow revenues, expand business development and deliver improved results and value for our shareholders,” Dr. Shane concluded.

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Financial Results for the year ended December 31, 2023, compared to December 31, 2022

•	Total net revenue was $7,355,000 compared to $8,338,000. The timing of orders including the holidays and lengthy customer approval process affected our revenue.

•	Gross margin was 58.3% compared to 60.6%. The decrease in gross profit was attributable to product mix.

•	Operating loss was ($3,349,000) compared to ($2,882,000).

•	Net loss was ($3,403,000) or ($0.17) per basic and diluted share, compared to ($2,880,000) or ($0.15) per basic and diluted share.

Financial Results for the three months ended December 31, 2023, compared to December 31, 2022

•	Total net revenue was $1,528,000 compared to $2,812,000.

•	Gross margin was 54.9% compared to 58.6%. The decrease in gross profit was attributable to product mix.

•	Operating loss was ($1,171,000) compared to ($706,000).

•	Net loss was ($1,226,000) or ($0.06) per basic and diluted share, compared to ($705,000) or ($0.04) per basic and diluted share.

Balance sheet highlights as of December 31, 2023

•	Cash and cash equivalents were approximately $2.3 million.

•	Working capital was $7.9 million.

•	Shareholders’ equity was $8.4 million.

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Recent Business Highlights:

•	Expanded sales infrastructure with the addition of 9 distributors and 11 sales representatives in 2023 which has expanded our presence domestically and on an international basis.

•	Entered into a contract with Vizient, Inc. increasing our presence in the U.S. healthcare system. Vizient is the largest group purchasing organization (GPO) in the healthcare industry supplying around $100 billion in annual member purchasing volume. Vizient serves approximately 97% of the nation’s Academic Medical Centers, more than 50% of the nation’s acute care health system, and serves more than 20% of the nation’s ambulatory market.

•	Added Sterile Grow, a United States based distributor and consultation company in the food and cannabis market.

•	Entered into an agreement with Patty Olinger, the Founder of BEAMS, LLC who specializes in Public Health Preparedness. Ms Olinger is also a Director of Frontline Foundation dedicated to protecting American citizens from bioterror threats. In the past she was Assistant Vice President of the Office of Research Administration, and Executive Director of Environmental Health and Safety Office of Emory University Hospital System and most recently the Executive Director of Global Biorisk Advisory Council, a division of ISSA. She will assist in strengthening and expanding the TOMI SteraMist Network and increasing business development in the commercial market. She brings over 20 years of experience establishing executive strategic vision and direction of large institutions and companies spanning multiple industries, including higher education, not-for-profit, healthcare, consultancy, hospitality, and pharmaceutical sectors.

•	Completion and delivery four CES systems, as follows:

-	During the first quarter, we delivered a CES system to Orna Therapeutics, a leading biotechnology company located in Massachusetts

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During the second quarter, we delivered an eleven applicator CES system to Avid Bioservices, Inc. (“Avid”) for implementation in Avid’s new purpose-built viral vector development and manufacturing facility in Costa Mesa, California.

-	During the third quarter of 2023, we delivered a three applicator CES system to Ragon Institute of MGH, MIT and Harvard for implementation in their research and clinical lab located in Cambridge, MA.

-	During the third quarter of 2023, we delivered to a one applicator system Indigo Pharmaceutical, Inc. in Las Vegas, Nevada.

•	SteraMist iHP Service revenue grew 13% for the year ended December 31, 2023, compared to the same prior year period.

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•	Completed a convertible note financing in an aggregate principal amount of $2,600,000,which will be used for working capital and other general corporate purposes.

•	Pfizer Rocky Mount engaged TOMI’s iHP service team to conduct emergency decontamination within their facility, which suffered substantial damage due to a tornado. TOMI continues to perform decontamination service twice a year at the Pfizer Rocky Mount facility.

•	Introduced three new products, the SteraMist Hybrid, SteraMist Transport and Select Plus, to support superior disinfection decontamination solutions for our growing customer base.

•	Attended and presented our SteraMist brand of products at various tradeshows, most notable were Interphex, Food Safety Summit, AALAS, ISSA North America, and MJBiz Conference. In the fourth quarter of 2023, we attended and presented at the following shows: Pharma Ed Aseptic, ISPE National, AALAS National Conference, NFMT Remix Conference, Bio Innovation, ISSA North America, and MJBiz Conference.

•	Launched our updated website, now accessible through our new domain name steramist.com. The refreshed website offers a modern, user-friendly design and streamlined navigation, providing visitors with easy access to essential information about SteraMist products and services.

Conference Call Information

TOMI will hold a conference call to discuss Fourth Quarter and year end 2023 results at 4:30 p.m. ET today, April 1, 2024.

To participate in the call by phone, dial (888) 506-0062 approximately five minutes prior to the scheduled start time and reference the participant access code 530125 or request the "TOMI Environmental Solutions fourth quarter earnings call." International callers please dial (973) 528-0011. To access the live webcast or view the press release, please visit the Investor Relations section of the TOMI website or register at the following link: https://www.webcaster4.com/Webcast/Page/2262/50244.

A replay of the teleconference will be available until Monday, April 15, 2024, and may be accessed by dialing (877) 481-4010. International callers may dial (919) 882-2331. Callers should use replay access code: 50244. A replay of the webcast will be available for at least 90 days on the company’s website, starting approximately one hour after the completion of the call.

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TOMI™ Environmental Solutions, Inc.: Innovating for a safer world®

TOMI™ Environmental Solutions, Inc. (NASDAQ:TOMZ) is a global decontamination and infection prevention company, providing environmental solutions for indoor surface disinfection through the manufacturing, sales and licensing of its premier Binary Ionization Technology® (BIT™) platform. Invented under a defense grant in association with the Defense Advanced Research Projects Agency (DARPA) of the U.S. Department of Defense, BIT™ solution utilizes a low percentage Hydrogen Peroxide as its only active ingredient to produce a fog of ionized Hydrogen Peroxide (iHP™). Represented by the SteraMist® brand of products, iHP™ produces a germ-killing aerosol that works like a visual non-caustic gas.

TOMI products are designed to service a broad spectrum of commercial structures, including, but not limited to, hospitals and medical facilities, cruise ships, office buildings, hotel and motel rooms, schools, restaurants, meat and produce processing facilities, military barracks, police and fire departments, and athletic facilities. TOMI products and services have also been used in single-family homes and multi-unit residences.

TOMI develops training programs and application protocols for its clients and is a member in good standing with The American Biological Safety Association, The American Association of Tissue Banks, Association for Professionals in Infection Control and Epidemiology, Society for Healthcare Epidemiology of America, America Seed Trade Association, and The Restoration Industry Association.

For additional information, please visit https://www.steramist.com/ or contact us at info@tomimist.com.

Forward-Looking Statements

This press release contain forward-looking statements that are based on current expectations, estimates, forecasts and projections of future performance based on management’s judgment, beliefs, current trends, and anticipated product performance. These forward-looking statements include, without limitation, ability to accelerate revenue; financial performance and operating results for 2024; upcoming launch of new products; expected growth in sales and market demand; revenue opportunities of CES products and brand recognition of our products. Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those contained in the forward-looking statements. These factors include, but are not limited to, our ability to acquire new customers and expands sales; our ability to maintain and manage growth and generate sales, our reliance on a single or a few products for a majority of revenues; the general business and economic conditions; and other risks as described in our SEC filings, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 filed by us with the SEC and other periodic reports we filed with the SEC. The information provided in this document is based upon the facts and circumstances known at this time. Other unknown or unpredictable factors or underlying assumptions subsequently proving to be incorrect could cause actual results to differ materially from those in the forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance, or achievements. You should not place undue reliance on these forward-looking statements. All information provided in this press release is as of today’s date, unless otherwise stated, and we undertake no duty to update such information, except as required under applicable law.

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TOMI ENVIRONMENTAL SOLUTIONS, INC.
CONSOLIDATED BALANCE SHEETS

ASSETS
Current Assets:
	December 31, 2023	December 31, 2022
Cash and Cash Equivalents	$2,339,059	$3,866,733
Accounts Receivable – net	2,429,929	2,772,340
Other Receivables	164,150	164,150
Inventories	4,627,103	4,495,999
Vendor Deposits	29,335	447,052
Prepaid Expenses	371,298	388,359
Total Current Assets	9,960,874	12,134,633

Property and Equipment – net	1,048,642	1,335,331

Other Assets:
Intangible Assets – net	1,123,246	1,025,736
Operating Lease - Right of Use Asset	467,935	528,996
Long Term Accounts Receivable – net	206,240	-
Other Assets	550,677	475,103
Total Other Assets	2,348,098	2,029,835
Total Assets	$13,357,614	$15,499,799

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:
Accounts Payable	$1,267,029	$1,761,750
Accrued Expenses and Other Current Liabilities	675,491	728,703
Deferred Revenue	-	699,732
Current Portion of Long-Term Operating Lease	115,658	100,282
Total Current Liabilities	2,058,178	3,290,467

Long-Term Liabilities:
Long-Term Operating Lease, Net of Current Portion	642,527	761,132
Convertible Notes Payable, net of discount of $301,985 and $0 at December 31, 2023 and 2022, respectively (Note 10)	2,298,015	-
Total Long-Term Liabilities	2,940,542	761,132
Total Liabilities	4,998,720	4,051,599
Commitments and Contingencies
Shareholders’ Equity:
Cumulative Convertible Series A Preferred Stock; par value $0.01 per share, 1,000,000 shares authorized; 63,750 shares issued and outstanding at December 31, 2023 and 2022, respectively	638	638
Cumulative Convertible Series B Preferred Stock; $1,000 stated value; 7.5% Cumulative dividend; 4,000 shares authorized; none issued and outstanding at December 31, 2023 and 2022, respectively	-	-
Common stock; par value $0.01 per share, 250,000,000 shares authorized; 19,923,955 and 19,763,955 shares issued and outstanding at December 31, 2023 and 2022, respectively	199,240	197,640
Additional Paid-In Capital	57,985,245	57,673,559
Accumulated Deficit	(49,826,229)	(46,423,637)
Total Shareholders’ Equity	8,358,894	11,448,200
Total Liabilities and Shareholders’ Equity	$13,357,614	$15,499,799

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TOMI ENVIRONMENTAL SOLUTIONS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	For The Three Months Ended		For The Years Ended
	December 31,		December 31,
	2023	2022	2023	2022

Sales, net	$1,527,674	$2,811,501	$7,354,564	$8,338,099
Cost of Sales	688,586	1,164,020	3,065,028	3,277,644
Gross Profit	839,087	1,647,480	4,289,536	5,060,455

Operating Expenses:
Professional Fees	119,210	144,574	575,728	536,311
Depreciation and Amortization	93,412	81,502	366,677	329,164
Selling Expenses	190,713	595,225	1,351,465	1,867,013
Research and Development	271,211	97,630	491,798	352,238
Consulting Fees	93,826	69,423	282,548	215,180
General and Administrative	1,241,871	1,365,063	4,570,597	4,642,548
Total Operating Expenses	2,010,243	2,353,417	7,638,813	7,942,454
Income (loss) from Operations	(1,171,155)	(705,937)	(3,349,276)	(2,881,999)

Other Income (Expense):
Interest Income	10,726	891	11,990	1,939
Interest Expense	(65,305)	-	(65,305)	-
Total Other Income (Expense)	(54,579)	891	(53,315)	1,939

Income (loss) before income taxes	(1,225,735)	(705,046)	(3,402,592)	(2,880,060)
Provision for Income Taxes (Note 16)	-	-	-	-
Net Income (loss)	$(1,225,735)	$(705,046)	$(3,402,592)	$(2,880,060)

Net income (loss) Per Common Share
Basic	$(0.06)	$(0.04)	$(0.17)	$(0.15)
Diluted	$(0.06)	$(0.04)	$(0.17)	$(0.15)

Basic Weighted Average Common Shares Outstanding	19,883,955	19,763,955	19,834,476	19,743,544
Diluted Weighted Average Common Shares Outstanding	19,883,955	19,763,955	19,834,476	19,743,544

INVESTOR RELATIONS CONTACT:

John Nesbett/Roz Christian

IMS Investor Relations

tomi@imsinvestorrelations.com

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